                                                                     EXHIBIT 10.

                       CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder of Kemper Investors Life Insurance Company and Contract Owners of contracts that participate in the KILICO Variable Annuity Separate Account:

We hereby consent to the use in this Post-Effective Amendment No. 36 (File Nos. 2-72671 and 811-3199) to the registration statement on Form N-4 (the "Registration Statement") of our report dated March 21, 2003, relating to the consolidated financial statements of Kemper Investors Life Insurance Company, and of our report dated February 24, 2003, relating to the financial statements of the KILICO Variable Annuity Separate Account. We also consent to the reference to us under the heading "Experts" in the Statement of Additional Information.


Chicago, Illinois
April 24, 2003